Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Nauticus Robotics, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	457(o)		$	$250,100,000.00	0.0001381	$34,538.81

Total Offering Amounts:							$250,100,000.00		34,538.81
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$34,538.81

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Offering Note(s)

(1)	Pursuant to Rule 416 of the rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Nauticus Robotics, Inc., a Delaware corporation (the “Company”), as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(o) under the Securities Act.

Includes (i) up to $250,000,000 worth of shares of Common Stock that the Company may elect, in its sole discretion, to issue and sell to SZOP Opportunities I LLC (“SZOP”) pursuant to an Equity Purchase Facility Agreement, dated as of October 24, 2025, by and between the Company and SZOP, subject to the satisfaction of the conditions and limitations set forth therein, and (ii) $100,000 worth of shares of Common Stock issued to SZOP as “commitment shares” in connection with entering into the Equity Purchase Facility Agreement.